Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to discontinued operations described in Note 20, which is as of September 17, 2010, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Pepco Holdings, Inc.'s Current Report on Form 8-K dated September 17, 2010.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Washington D.C.
September 17, 2010